Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of our report dated March 25, 2013 (except for Note 1, as to which the date is October 1, 2013) relating to the consolidated financial statements of PennyMac Financial Services, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the recapitalization and reorganization) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

October 1, 2013